Exhibit 99.2

P. H. Glatfelter Company (NYSE:GLT)

Q1 2015 Earnings Conference Call

May 5, 2015 11:00 ET

Executives

Dante Parrini - Chairman and Chief Executive Officer

John Jacunski - Chief Financial Officer

Analysts

Steve Chercover - D.A. Davidson

George Livadas - BMO Capital Markets

Debbie Jones - Deutsche

Operator

Good morning. My name is Jordan and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter’s First Quarter Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you. John Jacunski, you may begin your conference.

John Jacunski - Chief Financial Officer

Thank you, Jordan. Good morning and welcome to Glatfelter’s 2015 first quarter earnings conference call. This is John Jacunski. I am the company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP based results is included in today’s earnings release and in the investor slides. We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2014 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Chairman and Chief Executive Officer

Thanks, John. Good morning and thank you for joining us to discuss our first quarter results. Let me start on Slide 3. As we enter 2015 we faced a number of challenges including a significantly weakening euro, volatile market conditions in Russia, Ukraine, weak economic growth in Europe and some costly operational disruptions in specialty papers. During our last earnings call, I outlined several steps we are taking targeted to offset much of the impact from these challenging conditions and I am pleased with the progress we have made so far this year.

For the first quarter, we generated adjusted net income of $13.4 million, or $0.30 per share, down slightly compared to $0.32 per share in 2014. Our first quarter results were reduced by $0.08 per share due to the net impact of foreign currency translation. Total revenue for our business was down 8% compared to the year ago quarter. On a constant currency basis, revenue was down about 2%.

Revenue for composite fibers was down 15% in the quarter, but down only 2% when adjusting for the impact of currency translation. We had strong growth in coffee and technical specialties and demand for tea products remains solid. However, orders for non-woven wall cover to Russia and Ukraine were weak during the quarter, due to the significant decline of their respective currencies. In anticipation of this situation we quickly introduced a low basis weight and more cost competitive product for this market. We began to regain share with our customers in March and we expect much stronger demand in the second quarter than we had in the first. Operating profit for this business fell 24% to $14.7 million compared to the record first quarter last year. This was driven by the impact of foreign currency translation and lower pricing and shipments of non-woven wall cover products, including downtime taken to manage inventory levels.

Advanced Airlaid Materials had a solid quarter, although operating profit was down 10% due to foreign currency translation and shipments were off 4%. We still see good growth opportunities in the core markets for this business and attribute the lower volume to the normal ebb and flow of orders as customers manage their inventory levels.

Revenue for specialty papers decreased 3% driven by shipping volumes that were down 2%, although we again outperformed the broader uncoated free sheet market. The market remained stable with selling prices up over the year ago period, but down slightly on a sequential quarter basis. Both the first quarter of this year and last year included significant cost penalties related to operational disruptions. So, while operating profit was $7 million higher than a year ago period, the results were below our expectations. We have addressed the issues that caused the cost penalties and are working to improve our operating processes and procedures that we expect will lead to improved results.

During the first quarter, we made substantial progress on our workforce and cost reduction initiatives. We have a total cost savings target of $25 million to $30 million in 2015 that includes a workforce reduction of 3% to 5%. As of the end of the first quarter, we have reduced our total headcount by about 1.3% and generated cost savings of approximately $4 million. So we are on plan to achieve our targets. Finally, our cash flow from operations improved by $11 million compared to the year ago quarter and our balance sheet remained strong.

John will now provide a more in depth review of our first quarter results and then I will offer some additional perspectives on the business. John?

John Jacunski - Chief Financial Officer

Thank you, Dante. For the first quarter, we reported net income of $13.9 million or $0.32 per share. After excluding non-core business items, we reported net income of $13.4 million or $0.30 per share, a decrease of 6% compared to $0.32 in 2014. Slide 4 shows a bridge of adjusted earnings per share from the first quarter of last year to this year. Composite fibers results reduced earnings per share by $0.09 with $0.06 coming from foreign currency translation. Advanced Airlaid Materials results reduced earnings per share by $0.01 including a negative FX impact of $0.02. Specialty papers results added $0.13 to earnings per share and higher pension expense due to lower discount rates at the end of 2014 reduced earnings per share by $0.02. And a higher tax rate on adjusted earnings reduced earnings per share by $0.03. The tax rate in the first quarter was 24.5% which is a more normal rate for Glatfelter.

Slide 5 shows summarized results for the composite fibers business. With the exception of non-woven wall cover, composite fibers performed well during the quarter. Revenue was $135 million in the first quarter, down 1.8% on a constant currency basis compared to last year. Shipping volume decreased 5% compared to the first quarter of last year primarily due to non-woven wall cover shipments. Selling prices were down compared to the first quarter of last year, but were generally more stable compared to the fourth quarter. Shipments of tea and single serve coffee products increased 3.6% in the quarter with shipments of single serve coffee products up 10%. And we expect strong demand for both our food and beverage products for the remainder of the year.

Shipments of non-woven wall cover products were down 22% compared to the first quarter of 2014. Our wall cover products produced in Dresden were impacted by the severe currency fluctuations in Russia and Ukraine which made our products uncompetitive from a cost perspective and resulted in very low orders in January and February. In anticipation of the situation we introduced a lower basis weight product to reduce the cost and make us more competitive in the current environment. This allowed us to regain orders in March and we expect to be closer to normal order patterns in the second quarter. Despite the improvement we have seen in the last few months the situation in Russia and Ukraine remains fragile. Shipments in our other product lines were mixed with technical specialties products up 90% or 4.7% year-over-year excluding the impact of the Oberschmitten acquisition. Composite laminate and metalized shipments were each down approximately 3%.

We had a solid quarter from an operations perspective given the low demand for wall cover products. We took downtime during the quarter to manage inventory levels which reduced operating profit by $1.3 million. This was more than offset by lower prices for raw materials and energy. Operating profit for the quarter was $14.7 million, down $4.6 million from last year reflecting a negative currency translation impact of $2.8 million. For the second quarter of 2015, when compared to the first quarter we expect shipping volumes to be approximately 10% higher reflecting strong shipments in food and beverage and a recovery in wall cover. Selling prices and raw material and energy prices are expected to be in line with the first quarter.

Advanced Airlaid Materials results are summarized on Slide 6. Revenue during the quarter was $62.3 million, down 2.5% on a constant currency basis compared to last year with shipments down 4% in comparison. Growth in shipments of wipes products was more than offset by lower shipments of adult hygiene products. The lower shipment of adult hygiene products reflects the normal variation in order patterns as customers manage their supply chains. We continue to expect healthy market growth in these products and believe we are very well positioned.

Selling price improvements realized during the quarter were partially offset by higher raw material and energy prices that are contractually passed through to customers on the vast majority of our revenue. Operating income for this business was down $600,000 to $5.3 million compared to last year due to $1.2 million impact from unfavorable foreign currency translation. For the second quarter of 2015, we expect shipping volumes to be in line with the first quarter. Average selling prices and raw material prices are also expected to be in line with the first quarter.

Slide 7 provides a summary of the results for specialty papers. Net sales for the quarter were down 3% due to lower shipping volumes and mix changes partially offset by $1.8 million benefit from higher average selling prices compared to the year ago quarter. Shipments were down 1.8%, which is much better than the broader uncoated free sheet market that was down 3.5%. Specialty Papers continues to add new customers and grow key product lines to offset the impact of the broader uncoated free sheet market decline. During the quarter, our shipments of non-carbonless forms products were up 7%, engineered products increased 2%, and shipments of envelope products were up 1%. Shipments of book publishing products were down 5% and carbonless products were up 12%.

As we mentioned in our year end earnings call, specialty papers had some operational upsets in the first quarter related to our power boiler at our Pennsylvania facility and the evaporators at our Ohio facility. These issues created cost penalties to the first quarter of $9 million. Both of these issues were resolved in the first quarter and we exited the quarter at normal production levels for pulp, paper and energy. We also had some operational upsets in the first quarter of last year with a total cost impact of $16 million. Excluding these operational upsets, we had a solid operating quarter with performance above last year. These factors as well as lower raw material and energy prices led to a $7.1 million improvement and operating profit to $9.5 million for the quarter.

For this business in the second quarter, we expect shipping volumes to decline slightly compared to the first quarter, reflecting the expended maintenance outage at our Pennsylvania facility. We expect selling prices to be in line with the first quarter and input costs to be down slightly. During the second quarter, we will also complete annual maintenance outages at each of our facilities. The outage in Pennsylvania has an expanded scope of work this year, so the total cost of the outages is expected to be $34 million compared to $28 million last year.

Slide 8 shows corporate costs and other financial items for the quarter. During the quarter, we sold 1,370 acres of timberland in Pennsylvania and Delaware generating a pre-tax gain of $2.7 million. We also incurred costs associated with the acquisition and integration of SPO that closed in the fourth quarter of last year as well as cost to reduce our workforce. These items netted to a gain of $1.2 million pre-tax and were excluded from adjusted earnings. Corporate costs for the first quarter were generally in line with last year.

The status of our pension plan is shown on Slide 9. Our first quarter 2015 pension expense was $2.8 million compared to $1.5 million in the same quarter in 2014. The 2015 expense increase reflects lower discount rates at the end of 2014 and changes to mortality assumptions. However, our qualified plan remains over funded. We have not had to make cash contributions to our qualified plan for quite some time and we do not expect to for the foreseeable future.

Slide 10 shows our free cash flow. During the first quarter, we generated cash from operations of $2.2 million compared to a use of $10.2 million in the year ago quarter. In the first quarter of this year, we used $26.8 million in cash for working capital compared to $28.9 million in the first quarter of last year, reflecting the normal working capital flows for our business. Capital expenditures for the first quarter increased by $7 million compared to the same quarter last year, primarily due to investments related to boiler environmental compliance. Capital expenditures for all of 2015 are estimated to be $110 million to $120 million, including approximately $40 million for deployment of environmental compliance projects.

Slide 11 shows some balance sheet and liquidity metrics. During the quarter, we refinanced our revolving credit facility. The new facility has a 5-year maturity was upsized to $400 million and has lower interest spreads and fees. Our net debt on March 31 totaled $315 million, up $10 million from the end of 2014. We finished the quarter with $72 million of cash and $243 million available under our revolving credit facility. So, our balance sheet remains in good shape with leverage on a net debt basis of 1.7 times at March 31. We believe this provides sufficient equity to meet our near-term investment needs and to continue to execute our growth strategies.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Chairman and Chief Executive Officer

Thanks John. Glatfelter has moved quickly since the beginning of the year to address the near-term challenges related to euro and Eurozone economy and the situation in Russia and Ukraine. The steps we have taken helped to offset the earnings impact of these challenges and we intend to do more. In composite fibers, we continue to grow in key markets where we have leadership positions like tea, coffee and technical specialties. We have gained new business in U.S. dollar denominated regions where our products are now more cost competitive. As mentioned earlier, we developed a lower basis weight wall cover product to allow us to regain business in the important Russian market. And we are on track to introduce a new dispersible wipes product in the second half of the year.

In Advanced Airlaid Materials, we continue to see growth opportunities in our core product categories and we will focus on manufacturing excellence and continue some proven techniques to generate incremental capacity from the assets we operate today. And we will continue to evaluate the North American market capacity and demand situation by partnering with our customers to find solutions to support for mutual growth. And in specialty papers we expect to outperform the broader uncoated free sheet market for the 11th consecutive year by leveraging our new business and new product development capabilities and customers’ service expertise. In addition, the operating issues that impacted us in the first quarter are behind us and we exited the quarter with our operations performing well. We will look to build on this momentum as we complete the annual maintenance outages and move through the rest of the year.

Finally, we will continue implementing our broad cost reduction initiatives to complement our ongoing continuous improvement activities. These initiatives will include working closely with our suppliers to eliminate waste and reduce the costs of our purchased goods and services. Internally, we have challenged our leaders to reduce costs associated with external consultants, travel and to critically evaluate any project that will not create a near-term return. On parallel path, we will continue implementing a broad-based workforce reduction of 3% to 5% of our employee population. Based on our progress in the first quarter, we continue to expect these cost reduction measures and our continuous improvement initiatives to generate savings of $25 million to $30 million this year. As was the case in the first quarter, we expect these measures to help offset much of the impact expected from a lower euro and weak economic climates in many of the regions we serve and will position us well for when conditions improve.

From a bigger picture perspective, I firmly believe that our strategy is correct. Glatfelter’s leading share positions in segments with attractive long-term growth potential, ability to generate new and innovative products, enduring customer relationships, track record of diving costs and efficiency improvements and strong balance sheet gives me confidence that we will continue to generate earnings growth and solid cash flows in the years to come.

At this point, I would like to open the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions] Your first question comes from the line of James Armstrong with Vertical Research Partners. Your line is open.

Unidentified Analyst

[Technical Difficulty] filling in for James. My first question is, I was curious as to what’s happening to the unit volumes in the Russian market, is that market completely falling apart or is there hope for a recovery as the currency rebounds?

Dante Parrini - Chairman and Chief Executive Officer

So I wouldn’t consider the market falling apart, but it’s clearly more fragile and more volatile than it has been and that’s driven by the recessionary environments in those two countries, the devalued currency and its impact on consumer spending and the basic costs of materials for the consumers. With that all that being said there is still a market for non-woven wall cover in Russia and Ukraine and as mentioned earlier our ability to very quickly pull up a new product platform in our pipeline that is a lower basis weight, more cost competitive product was introduced to our Russian customers and generated interest and we see demand coming back into our backlog and we expect stronger demand in the second quarter. The crystal ball isn’t quite as clear just given the backdrop and the contextual environment that I just described in Russia and Ukraine, but I am very confident with our close relationships with the customers, the open lines of communication and our abilities to adapt as market leaders and provide solutions that meet kind of all different types of business environments. So that’s the best I can give you right now.

Unidentified Analyst

No, thank you. That was helpful.

Operator

Your next question comes from the line of Steve Chercover. Your line is open.

Steve Chercover - D.A. Davidson

Yes, good morning, Dante. Hi, John.

Dante Parrini - Chairman and Chief Executive Officer

Good morning, Steve.

John Jacunski - Chief Financial Officer

Good morning, Steve.

Steve Chercover - D.A. Davidson

This is a pretty interesting morning. Evidently, the IRS has quashed the notion of creating MLPs for the groups and it’s weighing on everyone. I am just wondering did we ever discuss whether you guys were looking into that plan I don’t recall?

John Jacunski - Chief Financial Officer

Yes, Steve – what we had said was that certainly we were aware of the MLP structure. We weren’t sure that it fit us very well and that we had not submitted a application for private letter ruling, but that we were staying close to the developments there and it’s taking some time for the IRS to provide guidance, which I understand they did just this morning. So, again, we did not believe that it necessarily fit us all that well, but there was something we were going to evaluate once the guidelines came out.

Steve Chercover - D.A. Davidson

Yes, that’s how I thought it was, is that it wasn’t embedded in your stocks, so you are still getting punished for something you didn’t do, okay. And then secondly, as you work through that $25 million to $30 million in cost cutting, I am just wondering if it’s impacting morale at all. I mean, who were the folks that are likely to get hit? Is there a lot of attrition opportunities?

Dante Parrini - Chairman and Chief Executive Officer

Yes. So, I would generally categorize employee morale as good and engaged and one of the metrics I look at to measure employee morale is our safety performance. And our year-to-date TCIR is in top quartile for companies like ours and we are trending at the best level of safety since we have started to integrate and track it on a global basis since 2007. We do have rather substantial opportunity with attrition and measures of that nature, so that it softens the blow and takes some of the pain up, but we have unfortunately impacted some of our employees who are good employees. We just had to take the steps that were necessary to manage our costs appropriately given the business environment. So, I think a long way of saying it is as it goes for headcount reduction programs, I think we are doing a great job communicating, doing it in a way that’s consistent with Glatfelter’s core values and I don’t see other measures such as product quality or safety indicating that we have more morale problems.

Steve Chercover - D.A. Davidson

Well, that’s good. And could you remind us what might be the financial implications like the cost associated with cutting that $25 million to $30 million?

John Jacunski - Chief Financial Officer

Yes, we think that the – for the full year, it could be $2 million to $3 million on an after-tax basis.

Steve Chercover - D.A. Davidson

$2 million to $3 million. Thanks, John. And then finally, the small acquisition that you did last fall by no means consumes your dry powder to do deals, so without getting too specific, can you tell us what the landscape is and whether you are still actively engaged or looking for deals?

Dante Parrini - Chairman and Chief Executive Officer

Yes, I can’t speak about any specific activities, but from a bigger picture point of view, we think we have a number of drivers that will continue to help grow our cash flows and our operating income over time. We are serving markets that are growing. We have organic growth investment opportunities and I see acquisitions will continue to play a part in the ongoing growth and development of Glatfelter. The balance sheet is still in good shape. Our leverage is in good shape. Of course, we take a look at the cash flow profile and the near-term uses of cash and we have got few projects ongoing right now, such as our boiler compliance in the U.S. and assessing capacity opportunities for the Airlaid business and a few other things. So, we will continue to be prudent and demonstrate the level of financial discipline that people know Glatfelter for, while at the same time moving forward and looking for opportunities to execute our strategy when the risk return profile looks acceptable.

Steve Chercover - D.A. Davidson

Very good. And final question, do you care to make any comments whatsoever on this kind of ongoing litigation up at Fox River?

John Jacunski - Chief Financial Officer

Sure. Steve, I can comment on it. We filed an 8-K earlier in April and at which time the EPA had approved 2015 work plan for the Fox River and under that work plan they assigned Glatfelter a third of the work that they estimate would cost about $33 million. The other two-thirds was assigned to NCR and Georgia Pacific who are the other two potential responsible parties at this point. As we said in the 8-K and we continue today to assess the works been assigned to us, it’s a complex remediation and we have only been aware of the plan for slightly longer than a month. So it’s going to take some time for us to completely evaluate it. And at the same time we are also assessing our legal position. We believe that the work assigned to us was arbitrary and is inconsistent with the multiple rulings in the courts since 2009. So at this point we have not made any adjustments to our reserves. And we will reconsider that as our assessment of the work plan progresses and our legal position becomes more crystallized. So as we have said before there could be a funding risk in the interim while the new trial comes up in the summer of next year of 2016, anything we pay in the interim will be subject to reallocation when the final court decision is made after a trial. So to the extent we do have to pay something in the near-term, we could recover that. We think our position is a good one, a strong one, the courts have generally agreed with our position on this matter and we think that in the end our risk is not so high. We think that our reserves at $16 million are adequate for our risk, of course with litigation so there is downside risk in any kind of litigation, but we feel good about our position.

Steve Chercover - D.A. Davidson

So just to summarize, the work will transpire this year, it’s something like you do and there could $11 million call on you which might ultimately be reversed?

John Jacunski - Chief Financial Officer

Well, the work plan, the total estimated cost of the work for this season is $100 million. A third of that has been assigned to Glatfelter, so $33 million worth of work has been assigned to us and $66 million has been assigned to NCR and GP. So that is what we are in the process of assessing what work we can complete, given that we have had very little time to prepare to conduct this work. And so we are not certain how much of it we can complete and at the same time we are assessing our legal position.

Steve Chercover - D.A. Davidson

Great. Thank you very much, John.

John Jacunski - Chief Financial Officer

Sure.

Operator

Your next question comes from the line of George Livadas with BMO Capital Market. Your line is open.

George Livadas - BMO Capital Markets

Good morning. Thanks for taking my questions.

John Jacunski - Chief Financial Officer

Certainly, good morning.

George Livadas - BMO Capital Markets

I was wondering in your outlook for composite fibers you mentioned some strength in the – unexpected strength in food and beverage, can you comment a little bit on what you are seeing there?

Dante Parrini - Chairman and Chief Executive Officer

Sure. We, as you may know, are kind of world leaders in both tea and single-served coffee. We had a solid Q1 in tea. We had a strong Q1 in single serve coffee and the discussion we have had with our customers in both of those segments have been very positive and constructive. And we feel confident about the near-term outlook for how demand is going to develop in those two product categories.

George Livadas - BMO Capital Markets

Okay, thank you. And then it also looks like you took down your CapEx guidance by about $10 million for this year, can you comment a little bit on that?

John Jacunski - Chief Financial Officer

Sure. We have previously included – you may recall for some of the details in the slides going back to the fourth quarter call and last year’s third quarter call, we had included $9 million for some converting equipment called festooning for our Airlaid business. And we have made some improvements in our productivity and we have assessed the near-term needs. And so that is an investment we do not believe we need to make in 2015, we will consider that for 2016 or beyond. So, we have removed that from our capital plan at this point and so it dropped our overall CapEx investment.

George Livadas - BMO Capital Markets

Okay. Thank you. And then last question, some of the growth initiatives you mentioned to the new lower weight product in Russia and I think in your press release you mentioned expansion of U.S. dollar denominated business, can you talk about I guess on the Russia side the margin profile of that new product. And then just provide a little more color on the U.S. dollar denominated business you referred to?

Dante Parrini - Chairman and Chief Executive Officer

Sure. So we really don’t give commentary on customer specific profitability. So really can’t help you that much on that one. But in terms of the U.S. dollar denominated customer growth, yes of course as we looked out the changing currency landscape, our facilities that have euro based cost structure had a different complexion as you thought about U.S. dollar denominated regions of the world. So, we have relationships throughout these regions and went back and engaged or reengaged in some discussions, where previously under a different currency outlook the business might not have been as attractive and as we looked at the current currency and where we think the euro will be over the next, I guess near-term year or so. We found opportunities and our reputation for quality and service and being – having the large scale supply capabilities were all very appealing to these customers and that’s helped us gain some new business.

George Livadas - BMO Capital Markets

Thank you.

Operator

[Operator Instructions] Your next question comes from the line of Debbie Jones with Deutsche. Your line is open.

Debbie Jones - Deutsche

Hi, good morning.

Dante Parrini - Chairman and Chief Executive Officer

Hi, Debbie.

John Jacunski - Chief Financial Officer

Good morning, Debbie.

Debbie Jones - Deutsche

Could you guys talk a little bit about the performance in Airlaid and the destocking that went on and kind of your confidence that volumes will return to normal and then your long-term view of where volume should go in this business?

Dante Parrini - Chairman and Chief Executive Officer

Sure. So, I think some of the comments we made is that there is a bit of an ebb and flow to how our customers manage inventory. As you may recall, we supported the launch of the new adult incontinence product with one of our major customers in the second half of last year. So whenever you are preparing for a new product launch, there is a pretty aggressive ramp up of volumes and then it takes time for the supply chain to settle itself out and get into a more normalized order pattern. We have also seen a little bit of basis weight variation across some of our product categories. So, perhaps on a tonnage basis, it may look a little bit off, but on a square meter basis, the change is rather negligible. And so I would say the core materials for fem hy that remains very solid. And we had a strong quarter for wipes. The adult incontinence I just made reference to there was a little bit of an ebb and flow to settling in on normal supply patterns and the basis weight mix. And from a big picture point of view, we still see these markets growing at about 5% per year. We have leading share positions and the relationships with the major market makers. And we will focus on the things that we can control in the short-term like operational excellence and continuous improvement to make sure we have the most competitive cost structure and continue to leverage our innovation capabilities to have product platforms and attractive solutions to our customers as we all adapt to the changing market dynamics whatever they may be. So big picture, we are still bullish on this particular segment and we are still assessing the North American supply demand opportunity and where there maybe opportunities to further support our customers. So, I think it’s kind of a summary as to where we see the business today.

Debbie Jones - Deutsche

Okay, that’s helpful. And then I apologize if you already addressed this, but the SPO integration could you just talk about how that’s evolving and how accretive that’s been for you?

Dante Parrini - Chairman and Chief Executive Officer

Yes, it’s evolving well. It’s going according to plan. And it’s a smaller piece so the accretion has been very small.

John Jacunski - Chief Financial Officer

But we are hitting our internal targets.

Dante Parrini - Chairman and Chief Executive Officer

We are hitting all of our targets and we feel good about the outlook and continuing to expand our technology and the product portfolio in the broader electrical category, because from a mega trend point of view and future demand point of view, we think there will be opportunities for cellulose based engineered materials in a variety of these applications and we want to make sure that we are in early and that we have got the right technology platforms and channel relationships necessary to gain credibility in these particular segments.

Debbie Jones - Deutsche

Okay, thank you. That’s helpful.

Operator

There are no further questions at this time. Dante, I will turn the call back over to you.

Dante Parrini - Chairman and Chief Executive Officer

Okay. Well, thanks to everyone for joining us today and we look forward to speaking with you next quarter. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.